UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 1, 2008
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Our news release dated October 1, 2008 concerning U.S. retail sales of Ford vehicles in September 2008, filed as Exhibit 99 to this report, is incorporated by reference herein.

In addition, we are updating certain of the guidance provided in our Quarterly Report on Form 10-Q for the period ended June 30, 2008.  Due to deteriorating economic conditions and other factors, we now expect that results for our Volvo segment will be worse, instead of improved, in the second half of 2008 compared with the first half of this year.

Also, as previously disclosed, Ford, the UAW, and class representatives of former UAW-represented Ford employees filed a Settlement Agreement with the federal district court in April 2008 relating to retiree health care coverage.  A copy of the Settlement Agreement was filed as Exhibit 10.1 to our Current Report on Form 8-K filed on April 10, 2008; the following description of the Settlement Agreement is qualified in its entirety by reference to the Settlement Agreement itself.

The Settlement Agreement provides that a new retiree health care plan (the "New Plan"), to be funded by a new Voluntary Employee Beneficiary Association trust (the "New VEBA"), would become permanently responsible for providing retiree health care benefits to covered UAW employees and eligible spouses and dependents on the later of December 31, 2009 or final court approval of the Settlement Agreement and Ford's completion of discussions with the Securities and Exchange Commission ("SEC") regarding satisfactory accounting treatment.  Ford would fund the New VEBA through a number of sources, including funds that currently existed in voluntary employee beneficiary association trusts, Ford-issued convertible and term notes, and cash on hand.  The parties to the Settlement Agreement acknowledged that Ford's obligations to pay into the New VEBA are fixed and capped as provided in the Settlement Agreement and that Ford is not responsible for, and does not provide a guarantee of:  (1) the payment for future benefits to plan participants, (2) the asset returns of the funds in the New VEBA, or (3) the sufficiency of assets in the New VEBA to fully pay the obligations of the New VEBA or the New Plan.

Effectiveness of the Settlement Agreement was conditioned upon each of the following:  (1) issuance of a class certification order by the United States District Court for the Eastern District of Michigan (the "Court") that defined the class in the same manner as Class is defined in the Settlement Agreement; (2) Court approval of the Settlement Agreement in a form acceptable to Ford, the UAW and the Class; and (3) successful completion of discussions between Ford and the SEC regarding satisfactory accounting treatment.  As of September 30, 2008, each of these conditions has been satisfied, and the period for appeal of Court approval has expired with no appeal having been filed.

We will re-measure our UAW hourly retiree health care obligations, and expect to record a significant curtailment gain in the third quarter of 2008.  Further discussion of the anticipated financial impact of the Settlement Agreement may be found in our Annual Report on Form 10-K for the year ended December 31, 2007, as well as our Current Report on Form 8-K filed on April 10, 2008.  We will provide further discussion in our third quarter earnings release and Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Filing

Exhibit 99	News Release dated	Filed with this Report
October 1, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: October 2, 2008	By:	/s/Louis J. Ghilardi
Louis J. Ghilardi
Assistant Secretary

EXHIBIT INDEX

Designation	Description

Exhibit 99	News Release dated October 1, 2008

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD REPORTS SEPTEMBER SALES

•    Ford, Lincoln and Mercury sales totaled 116,734, down 34 percent versus year ago.
•    Weakening economy, tight credit and cautious consumers pulled Ford and industry sales in September to lowest level this year.
•    Ford Flex crossover and Lincoln MKS sedan post highest retail shares in September.
•    Ford readies for launch of all-new F-150.

DEARBORN, Mich., Oct. 1, 2008 – Ford, Lincoln and Mercury dealers reported total sales of 116,734 in September, down 34 percent versus a year ago.

September was the lowest sales month for Ford and the industry this year.

“Consumers and businesses are in a very fragile place,” said Jim Farley, Ford group vice president, Marketing and Communications.  “An already weak economy compounded by very tight credit conditions has created an atmosphere of caution.”

The national marketing launch for the Ford Flex crossover and Lincoln MKS sedan began in September.  Both new products have steadily increased their share of segment.  The Ford Flex has the highest conquest rate of any Ford product (except for Escape Hybrid), and also is attracting the highest rate of premium and import buyers.  The Lincoln MKS ranks third in the mid-size luxury car segment behind only the BMW 5-Series and the Mercedes Benz E-Class.

Go to http://media.ford.com for news releases and high-resolution photographs.

The 2009 model Ford F-150 has class leading capability (11,300 pounds towing and 3,030 pounds payload) and unsurpassed fuel economy of 21 mpg highway with the SFE package.

“The sell down of the current model F-150 is ahead of schedule, and the first shipments of the new F-150 will arrive soon at Ford dealers,” said Farley.

Ford’s F-Series is America’s No. 1 selling truck for 31 years in a row and the new F-150 is designed and engineered to raise the bar in the light-duty pickup market.

# # #
Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 229,000 employees and about 90 plants worldwide, the company’s core and affiliated automotive brands include Ford, Lincoln, Mercury, Volvo and Mazda. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit our website at www.ford.com.

Go to http://media.ford.com for news releases and high-resolution photographs.